Exhibit (d)(39)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of September 25, 2026 by and between Simplify Asset Management Inc. (the “Adviser”), a Delaware corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with an office at 10845 Griffith Peak Drive, Las Vegas, NV 89135; and Brookwood Investment Group LLC (the “Sub-Adviser”), an Arizona limited liability company registered under the Advisers Act, with an office at 3930 East Ray Road, Suite 155, Phoenix AZ 85044; with respect to the Simplify Brookwood Global Macro ETF (the “Fund”), a series of the Simplify Exchange Traded Funds (the “Trust”), a Delaware statutory trust.

WHEREAS, the Adviser has been retained to act as investment adviser for the Fund pursuant to a Management Agreement with the Trust dated as of September 11, 2026 (the “Management Agreement”);

WHEREAS, the Management Agreement permits the Adviser to delegate certain of its duties under the Management Agreement to other investment advisers, subject to the requirements of the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund’s assets, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree:

1. Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, upon the terms and for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees (the “Board”) of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

2. Sub-Adviser’s Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, on a discretionary basis, assist in the management of the investment operations of the Fund and manage the composition of the portfolio of securities (including cash) belonging to the Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (collectively, the “Prospectus”) and subject to the following understandings:

(a)	The Sub-Adviser shall furnish a continuous investment program for the Fund and determine the securities to be purchased, retained or sold by the Fund and what portion of the assets belonging to the Fund will be invested or held un-invested as cash.

(b)	The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Fund, shall act in conformity with the Fund’s Prospectus and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

(c)	The Sub-Adviser shall determine the securities to be purchased or sold by the Fund and instruct the Adviser to place portfolio transactions pursuant to its determinations. For avoidance of doubt, the Adviser, and not the Sub-Adviser, will be responsible for placing all trades on behalf of the Fund and seeking best execution on behalf of the Fund, unless otherwise specified by the Adviser in writing.

(d)	The Sub-Adviser shall maintain books and records of all recommendations made pursuant to this Agreement and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request.

(e)	The Sub-Adviser shall respond promptly to any request from the Adviser or the Fund’s accountant for assistance in obtaining price sources for securities held by the Fund or determining a price when a price source is not available, and promptly review the prices used by the Fund’s accountant to determine net asset value and advise the Fund’s accountant promptly if any price appears to be incorrect. The final price of any security will be determined in accordance with the Trust’s fair value procedures which include the Adviser as valuation designee.

(f)	The Sub-Adviser shall provide instructions to the Adviser on how to vote proxies on behalf of the Fund for all portfolio holdings. The Adviser shall vote proxies on behalf of the Fund (or abstain from voting proxies when appropriate) and shall maintain records with respect to voting such proxies.

(g)	In accordance with all applicable state and federal securities laws, including the regulations and rules of the SEC and the Financial Industry Regulatory Authority (“FINRA”), the Sub-Adviser shall provide support to the Adviser with respect to marketing and investor referral activities, including, but not limited to:(i) identifying and referring potential investors for the Fund, (ii) promoting advisory services offered by the Adviser, and (iii) providing Marketing Materials related to the Fund to prospective investors, distributors, broker/dealers and/or the public. Sub-Adviser represents and warrants that the Sub-Adviser and its agents, employees and representatives have and will maintain during the term of this Agreement all licenses, approvals, and registrations (or such exceptions or exemptions therefrom) necessary under applicable federal and state laws, rules, and regulations, including the rules and regulation of the SEC, FINRA, or any self-regulatory organization with competent jurisdiction, to engage in the marketing and referral activities hereunder.

(h)	The Adviser shall provide Sub-Adviser with written materials such as a fact sheet, advertising and sales literature pieces, financial documents, and other Fund materials to aid in attracting prospective investors (“Marketing Materials”). Sub-Adviser shall not make any representations regarding the Adviser or the Fund that are false or misleading or in any way inconsistent with the written Marketing Materials provided by the Adviser, nor will Sub-Adviser deliver any written materials concerning the Adviser or the Fund that have not been specifically approved in advance by the Adviser in writing.

(i)	At the time of any marketing or referral activities with respect to one or more prospective investors, the Sub-Adviser shall provide such prospective investor with copies of a Disclosure Statement, to the extent required by Advisers Act Rule 206(4)-1(b)(1), substantially in the form attached hereto as Exhibit B (the “Disclosure Statement”). Sub-Adviser will promptly forward to Adviser a signed and dated Disclosure Statement for each prospect. In furtherance of the foregoing, Sub-Adviser agrees to provide Adviser with appropriate certifications and/or information on prospective investors as the Adviser may reasonably request.

(j)	Sub-Adviser represents and warrants that neither the Sub-Adviser, nor any of its officers, directors, employees, affiliates or agents is a person who is or has been within the previous ten (10) years, (i) the subject of a SEC opinion or order barring, suspending, or prohibiting such person from acting in any capacity under the federal securities laws (a “Disqualifying SEC Action”), (ii) convicted of any felony or misdemeanor involving conduct described in Sections 203(e)(2)(A)-(D) of the Advisers Act, (iii) convicted of engaging in any of the conduct specified in paragraphs (1),(5), or (6) of Section 203(e) of the Advisers Act, (iv) subject to the entry of any final order by any state regulatory agency or entity described in paragraph (9) of Section 203(e) of the Advisers Act, or by the U.S. Commodity Futures Trading Commission or a self-regulatory organization, of the type described in paragraph (9) of Section 203(e) of the Advisers Act, (v) permanently or temporarily enjoined by order, judgment, or decree from acting as an investment adviser, broker-dealer, underwriter, or similar functions as described in paragraph (4) of Section 203(e) of the Advisers Act, or (vi) subject to an SEC cease and desist order from committing or causing a violation or future violation of (A) any scienter-based anti-fraud provision of the U.S. federal securities laws, or (B) Section 5 of the Securities Act, as described in Advisers Act Rule 206(4)-1(e)(4)(iv), (clauses (ii) through (vi) individually or collectively, a “Statutory Disqualification Event”).

(k)	Sub-Adviser will (i) promptly notify the Adviser in writing if the Sub-Adviser or any of its officers, directors, employees, affiliates, or agents becomes subject to a Disqualifying SEC Action, Statutory Disqualification Event, or otherwise disqualified from engaging in the marketing and referral activities contemplated pursuant to this Agreement and (ii) shall cease all such marketing and referral activities under this Agreement.

(l)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Trust with a copy of the code of ethics. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall certify to the Adviser and the Trust that the Sub-Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Adviser, or the Trust, the Sub-Adviser shall provide reasonable periodic certifications regarding compliance with its code of ethics, including the Sub-Adviser’s chief compliance officer’s annual report required by the Advisers Act.

(m)	The Sub-Adviser agrees to maintain adequate compliance procedures reasonably designed to maintain its compliance in all material respects with the 1940 Act, the Advisers Act, and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust’s chief compliance officer an annual written report regarding the Sub-Adviser’s compliance program.

(n)	The Adviser has delivered to the Sub-Adviser copies of (i) the Trust’s Declaration of Trust and Bylaws, (ii) the Trust’s Registration Statement with respect to the Fund, all exhibits thereto, and all amendments thereto filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, (iii) the Fund’s current Prospectus, and (iv) all procedures adopted by the Trust with respect to the Fund (i.e., repurchase agreement procedures). Upon request, the Trust shall deliver to the Sub-Adviser (a) a certified copy of the resolution of the Board appointing the Sub-Adviser and authorizing the execution and delivery of this Agreement, (b) a copy of all proxy statements and related materials relating to the Fund, and (c) any other documents, materials or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement or to comply with applicable laws. The Sub-Adviser may disclose only that portion of the information which is advised by legal counsel that is required by law to be disclosed. The Adviser shall furnish, to the extent practicable, to the Sub-Adviser a copy of each amendment of or supplement to the foregoing.

(o)	The Sub-Adviser has delivered to the Adviser (i) a copy of its Form ADV as most recently filed with the SEC, and (ii) a copy of its current compliance policies and procedures. The Sub-Adviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing at least annually.

3. Custodian. The assets of the Fund shall be held by an independent custodian identified by the Adviser. Neither the Adviser nor the Sub-Adviser will have custody of any securities, cash, or other assets of the Fund.

4. Risk Acknowledgment. The Trust and the Adviser shall expect of the Sub-Adviser, and the Sub-Adviser will give the Trust and the Adviser the benefit of, the Sub-Adviser’s best judgment and efforts in rendering its services hereunder.

The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund that the Sub-Adviser reasonably believes were made by a duly authorized officer of the Adviser or the Trust, (ii) the written advice of counsel to the Trust, and (iii) any written instruction or certified copy of any resolution of the Board.

5. Directions to the Sub-Adviser. The Adviser will be responsible for providing all Adviser and/or Trust directions, notices, and instructions to the Sub-Adviser in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

6. Books and Records. The Sub-Adviser shall maintain and preserve the Trust’s books and records in connection with the services it provides under this Agreement and as required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Advisers Act and the rules thereunder. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. To the extent that such records contain the Sub-Adviser’s proprietary information, the Trust agrees to safeguard such information and not disclose such information to any third party except pursuant to applicable law, regulation, regulatory guidance, government request, or legal process. Upon request, the Adviser shall provide the Sub-Adviser with commercially reasonable records and information as the Adviser may access regarding the Fund.

7. Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the performance of its services under this Agreement. The Sub-Adviser shall not be liable for any expenses of the Adviser or the Fund unless liable pursuant to Section 9 of this Agreement.

8. Compensation of the Sub-Adviser. For the services provided and the expenses borne by the Sub-Adviser pursuant to this Agreement, the Adviser will pay monthly the Sub-Adviser a sub-advisory fee as set forth on Exhibit A hereto. Payment of this compensation shall be the responsibility of the Adviser and shall not be an obligation of the Trust. If the Sub-Adviser is terminated as specified in this Agreement, then the compensation to the Sub-Adviser shall be prorated to the termination date.

9. Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Adviser, or the Trust in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith, or gross negligence on its part in the performance of its duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser’s control or direction, even though paid by the Sub-Adviser.

10. Duration and Termination. The term of this Agreement shall begin as of the day it is executed and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Trust’s Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.

This Agreement may be terminated at any time on 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser for Cause (defined below), (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Adviser under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by the Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) the Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, the Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to the Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of the Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

“Cause,” as used in the preceding paragraph, means Sub-Adviser’s or its manager’s: (1) illegal conduct, willful misconduct, or fraud in connection with the performance of Sub-Adviser’s duties to the Adviser, the Fund, or the Trust; (2) conviction or a plea of nolo contendere (or the equivalent) to a felony involving the securities business, any crime involving moral turpitude, any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, or of any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; or (3) subjection to a Securities and Exchange Commission order issued under Sections 203(f) or 203(e)(3) or (4) of the Advisers Act.

11. Exclusivity.

(a)	The Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for the Fund. The Adviser expressly acknowledges and understands that the Sub-Adviser shall be free to render investment advice to others and that the Sub-Adviser does not make its investment management services available exclusively to the Adviser or the Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for the Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for the Fund or if the Sub-Adviser determines in the best interest of the Fund such purchase or sale would be impractical. Except to the extent necessary to perform its obligations hereunder, and notwithstanding the limitations of section (b), below, nothing herein shall be deemed to limit or restrict the Sub-Adviser’s right, or the right of any of the Sub-Adviser’s directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)	The Sub-Adviser agrees that during the term of this Agreement, the Sub-Adviser shall not serve as investment adviser or sub-adviser to another registered investment company managed in a substantially similar style to the Fund. The Adviser may waive this limitation.

12. Use of Name. The Adviser and the Fund may use the Sub-Adviser’s name to identify the Sub-Adviser as the sub-adviser to the Fund in the Trust’s registration statement, shareholder reports, marketing materials for the Fund, and as required by law or governmental regulations.

13. Good Standing. The Adviser and the Sub-Adviser hereby warrant and represent that they are investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers. In addition, the Adviser and the Sub-Adviser further warrant and represent (as of the date hereof and continuing during the term of this Agreement) that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. The Adviser and the Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each agrees to advise the other immediately and provide the corresponding pertinent facts and circumstances.

14. Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (i) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund affected by such amendment.

15. Confidentiality. The Adviser and the Sub-Adviser acknowledge prior receipt of the other’s Privacy Policy. The Adviser and the Sub-Adviser agree to safeguard all information pertaining to the Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

16. Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers specified on page one or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

17. Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, the Sub-Adviser and the Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. The Sub-Adviser and the Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, the Adviser and the Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

18. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

22. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

23. Survival. Sections 6, 7, 8 (including Exhibit A), 9, 10, 11, 15, 16, 17, 18, 20, and 24 shall survive the termination of this Agreement.

24. Change of Control. The Sub-Adviser shall notify the Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

25. Entire Agreement. This Agreement, together with all exhibits, attachments and appendices contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

26. Other Business. For the avoidance of doubt, the provisions of Section 11(a) shall apply with equal force to any member, director, officer, or employee of the Sub-Adviser who may also serve as a trustee, officer, partner, or employee of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

Simplify Asset Management Inc.

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chief Executive Officer

Brookwood Investment Group LLC

By:	/s/ Chris Coolidge
Name:	Chris Coolidge
Title:	Chief Investment Officer

Exhibit A

Sub-Advisory Fees

Sub-Advisory Fee Table

Fund	Ticker	Annual Sub-Advisory Fee as a Percentage of Net Advisory Revenue
Simplify Brookwood Global Macro ETF	GMAC	*

*	(certain fee amounts have been excluded because they are not material and would be competitively harmful if publicly disclosed)

1. Definitions. For purposes of this Exhibit A, the following terms shall have the meanings set forth below:

“Gross Advisory Revenue” means the aggregate investment advisory fees received by the Adviser from the Fund (or accrued and payable to the Adviser) during the applicable calculation period, calculated in accordance with the Management Agreement.

“Fund-Level Expenses” means all fees, costs, and expenses borne by the Fund or deducted from Fund assets during the applicable calculation period, including, without limitation: (i) legal fees and expenses; (ii) custodian and sub-custodian fees; (iii) fund administration and fund accounting fees; (iv) platform fees, distribution fees, and revenue-sharing payments; (v) audit and tax preparation fees; (vi) transfer agency fees; (vii) regulatory filing and registration fees; (viii) trustee fees and expenses; and (ix) any other direct operating expenses of the Fund.

In calculating Fund-Level Expenses for any calculation period, the Adviser may rely on good-faith estimates of fees, costs, or expenses for which actual invoices or final amounts have not yet been received, including custodian, sub-custodian, platform, and fund administration fees. The Adviser shall reconcile such estimates to actual invoiced amounts promptly upon receipt. Any resulting overpayment or underpayment of the sub-advisory fee shall be credited or debited, as applicable, in the next succeeding payment period.

“Net Advisory Revenue” means, for any calculation period, the amount equal to: (i) Gross Advisory Revenue, minus (ii) Fund-Level Expenses.

2. Calculation. The sub-advisory fee payable to the Sub-Adviser shall be calculated as follows:

a.	First, all Fund-Level Expenses shall be deducted from Gross Advisory Revenue to determine Net Advisory Revenue.

b.	Second, the sub-advisory fee shall be calculated by applying the applicable percentage set forth in the Sub-Advisory Fee Table set forth in this Exhibit A to Net Advisory Revenue.

For the avoidance of doubt, (i) the revenue split reflected in the sub-advisory fee percentage is applied only after all Fund-Level Expenses have been fully deducted, (ii) under no circumstances shall the Sub-Adviser’s fee be calculated on a gross basis or on any amount that has not been reduced by Fund-Level Expenses, and (iii) if Net Advisory Revenue for any calculation period is zero or negative, no sub-advisory fee shall be payable for such period.

In calculating Fund-Level Expenses for any calculation period, the Adviser may rely on good-faith estimates of fees, costs, or expenses for which actual invoices or final amounts have not yet been received, including custodian, sub-custodian, platform, and fund administration fees. The Adviser shall reconcile such estimates to actual invoiced amounts promptly upon receipt. Any resulting overpayment or underpayment of the sub-advisory fee shall be credited or debited, as applicable, in the next succeeding payment period.

A-1

Exhibit B

Disclosure Statement

Simplify Asset Management Inc. (the “Adviser”) is the investment adviser of Simplify Brookwood Global Macro ETF (the “Fund”). The Adviser has engaged Brookwood Investment Group LLC (the “Sub-Adviser”) to provide investment services to the Fund pursuant to a written agreement between the Adviser and Sub-Adviser (the “Sub-Advisory Agreement”).

In connection with this Sub-Advisory Agreement, the Sub-Adviser has agreed to engage in certain promotional and marketing services, including, but not limited to, contacting those persons and organizations who may wish to invest in the Fund and/or utilize the investment advisory services of the Sub-Adviser and Adviser.

Under the Sub-Advisory Agreement, the Sub-Adviser is paid a sub-advisory fee for its services. The Adviser entirely pays the sub-advisory fee from the investment advisory fees earned, which are not increased or passed along to Fund investors in any way. Therefore, investors’ advisory fees paid to Adviser will not be increased as a result of the Sub-Adviser’s services.

Please acknowledge your receipt of this written disclosure statement:

Acknowledged:

By:	/s/ Chris Coolidge

Print Name of Signatory:	Chris Coolidge

Title of Signatory:	Chief Investment Officer

Date:	9/26/2026

B-1